Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, August 14, 2020 To the Company

Amsterdam Brussels London Luxemburg New York Rotterdam

Ladies and Gentlemen:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalized terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Plans.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon pdf copies or drafts, as the case may be, of the Plans and the Corporate Documents and we have assumed that Awards granted under the Plans have been or shall be effected, as applicable, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today's date. We do not purport to opine on the consequences of amendments to the Plans or the Corporate Documents subsequent to the date of this opinion letter.

The opinions expressed in this opinion letter are to be construed and interpreted in

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh's insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been declared effective by the SEC in the form reviewed by us;

c.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions, (ii) the Prior Articles were the Company's articles of association upon the execution of the Notarial Deeds of Issue and (iii) the Articles of Association are the Company's articles of association currently in force and as they will be in force at each Relevant Moment;

d.	upon the execution of the Notarial Deeds of Issue and at each Relevant Moment thereafter, the resolutions recorded in the Resolutions purported to have been passed prior to such time were or are, as applicable, in full force and effect, the factual statements made and the confirmations given in such Resolutions, the Descriptions and the Notarial Deeds of Issue were or are, as applicable, complete and correct and the Resolutions correctly reflected or reflect, as applicable, the resolutions recorded therein;

e.	(i) any contribution in kind (inbreng anders dan in geld) on the Common Shares issued pursuant to the Notarial Deeds of Issue consisting of assets not governed by Dutch law has been validly contributed and transferred to, and has been validly accepted by, the Company in satisfaction of the obligation to pay up such Common Shares in full in accordance with applicable law (other than Dutch law), (ii) any formalities stipulated by applicable law (other than Dutch law) in respect of any such contribution has been complied with, and (iii) the value of any such contribution on the relevant Common Shares was sufficient to pay up such Common Shares in full. The Descriptions support item (iii) of this assumption. However, this information does not constitute conclusive evidence that the statements in the Descriptions are accurate;

f.	upon the execution of the Notarial Deeds of Issue, each Power of Attorney (i) was in full force and effect, and (ii) under any applicable law, validly authorized the person or persons purported to be granted power of attorney, to represent and bind the relevant principal vis-à-vis the other party or parties in relation to the transactions contemplated by the Notarial Deeds of Issue;

g.	upon the execution of the Notarial Deeds of Issue and at each Relevant Moment thereafter, the Company (i) had not been or will not have been, as applicable, dissolved (ontbonden), (ii) had not or will not have, as applicable, ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) had not been or will not have been, as applicable, converted (omgezet) into another legal form, either national or foreign, (iv) had not had or will not have had, as applicable, its assets placed under administration (onder bewind gesteld), (v) had not been or will not have been, as applicable, declared bankrupt (failliet verklaard), (vi) had not been granted or will not have been granted, as applicable, a suspension of payments (surseance van betaling verleend), or (vii) had not been or will not have been, as applicable, made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

h.	any offering of Awards, to the extent made in the Netherlands, has been, is and will be made in conformity with the Prospectus Regulation, the DFSA and the rules promulgated thereunder;

i.	at each Relevant Moment, the relevant LTIP Award(s) (i) shall have been validly granted as a right to subscribe for Common Shares (recht tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised or settled, as applicable, and (iii) shall have been validly exercised or settled, as applicable, in accordance with the terms and conditions applicable to such LTIP Award(s), and any pre-emption rights in respect of such Award(s) shall have been validly excluded by the corporate body authorized to do so;

j.	the Common Shares issued pursuant to the Notarial Deeds of Issue were validly accepted by the respective AG Shareholders and, at each Relevant Moment, each holder of the relevant LTIP Award(s) shall be an individual who (i) is not deceased, (ii) has not had his/her assets placed under administration (onder bewind gesteld), (iii) has not been declared bankrupt (failliet verklaard), (iv) has not been granted a suspension of payments (surseance van betaling verleend), or (v) has not been made subject to similar proceedings in any jurisdiction or otherwise been limited in the power to dispose of his/her assets;

k.	at each Relevant Moment, the authorized share capital (maatschappelijk kapitaal) of the Company shall allow for the grant of relevant LTIP Award(s) and the issuance of relevant LTIP Share(s) pursuant to the exercise and settlement thereof; and

l.	the Common Shares issued by the Company pursuant to the Notarial Deeds of Issue are the VSOP Shares.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

LTIP Shares

2.	Subject to receipt by the Company of payment in full for, or other satisfaction of the issue price of, the LTIP Shares in accordance with the LTIP, and when issued and accepted in accordance with the LTIP, the LTIP Shares shall be validly issued, fully paid and non-assessable.

VSOP Shares

3.	The VSOP Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that, through the operation of the Plans, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by the operation of the Plans since this is a matter of fact.

C.	Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Plans, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue or delivery, as applicable, of Plan Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.	As used in the opinions expressed in paragraphs 2 (LTIP Shares) and 3 (VSOP Shares), the term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Paul C.S. van der Bijl

NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

"AG Shareholders"	The former shareholders of CureVac AG as described in Annex B to the Resolutions of the General Meeting dated August 13, 2020.
"Anti-Boycott Regulation"	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.
"Articles of Association"	The articles of association of the Company as they read immediately after the execution of the Deed of Conversion, which, according to the Extract, was the last amendment to the Company's articles of association.
"Awards"	LTIP Awards and VSOP Awards.
"Commercial Register"	The Dutch Commercial Register (handelsregister).
"Common Shares"	Common shares in the Company's capital, with a nominal value of EUR 0.12 each.
"Company"	CureVac N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 77798031.
"Corporate Documents"	The Deed of Incorporation, the Deed of Conversion, the Prior Articles, the Articles of Association, the Resolutions, the Descriptions and the Registration Statement.
"DCC"	The Dutch Civil Code (Burgerlijk Wetboek).
"Deed of Conversion"	The deed of conversion and amendment to the articles of association (akte van omzetting en statutenwijziging) of the Company dated August 14, 2020
"Deed of Incorporation"	The Company's deed of incorporation (akte van oprichting) dated April 7, 2020.

"Descriptions"	The descriptions within the meaning of Section 2:204b DCC relating to the contribution in kind (inbreng anders dan in geld) on the Common Shares issued pursuant to the Notarial Deeds of Issue, dated August 14, 2020.
"DFSA"	The Dutch Financial Supervision Act (Wet op het financieel toezicht).
"Extract"	A certified pdf copy of an extract from the Commercial Register relating to the Company, received by us by e-mail dated the date of this opinion letter.
"General Meeting"	The Company's general meeting (algemene vergadering).
"LTIP"	The long-term incentive plan of the Company in the form attached as an exhibit to the Registration Statement.
"LTIP Awards"	Rights to subscribe for Common Shares pursuant to the terms and conditions of the LTIP and, to the extent relevant, the Resolutions.
"LTIP Shares"	Common Shares available for issuance under the LTIP.
"Management Board"	The Company's management board (bestuur).
"NautaDutilh"	NautaDutilh N.V.
"Notarial Deeds of Issue"	The notarial deeds of issue of Common Shares between the Company and the respective AG Shareholders executed before P.C.S. van der Bijl, civil law notary in Amsterdam, the Netherlands, on August 14, 2020.
"the Netherlands"	The European territory of the Kingdom of the Netherlands.
"Offering"	The initial public offering of Common Shares by the Company.
"Plans"	The LTIP and the VSOP.
"Plan Shares"	The LTIP Shares and the VSOP Shares.

"Power of Attorney"	Any power of attorney granted for purposes of the execution of the Notarial Deeds of Issue.
"Prior Articles"	The articles of association of the Company as they read immediately after the execution of the Deed of Incorporation.
"Prospectus Regulation"	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.
"Registration Statement"	The Company's registration statement on Form S-8 filed or to be filed with the SEC in connection with the Offering in the form reviewed by us.
"Relevant Moment"	Each time when one or more LTIP Awards are granted or one or more LTIP Shares are issued pursuant to the exercise or settlement of the relevant LTIP Award(s).
"Resolutions"

i.             The written resolutions of the Management Board, dated April 24, 2020, August 10, 2020 and August 13, 2020;

ii.             the written resolutions of the Supervisory Board, dated August 13, 2020;

iii.            the written resolutions of the Company's pricing committee established in connection with the Offering, dated August 13, 2020; and

iv.            the written resolutions of the General Meeting, dated April 24, 2020, August 10, 2020 and August 13, 2020.

"SEC"	The United States Securities and Exchange Commission.
"Supervisory Board"	The Company's supervisory board (raad van

commissarissen).
"VSOP"	The virtual share plan of the Company in the form attached as an exhibit to the Registration Statement.
"VSOP Awards"	Rights to receive delivery by the Company (or its subsidiary CureVac AG) of Common Shares pursuant to the terms and conditions of the VSOP.
"VSOP Shares"	Common Shares underlying VSOP Awards.